Exhibit 3.1

AMENDED AND RESTATED CHARTER

OF

COMMERCE UNION BANCSHARES, INC.

Pursuant to Section 48-20-107 of the Tennessee Business Corporation Act, Tennessee Code Annotated Section 48-11-101 et seq. (the “Corporation Act”), the charter of Commerce Union Bancshares, Inc., a corporation chartered under the laws of the State of Tennessee, is hereby amended and restated in its entirety as follows:

Section 1. Corporate Name. The full corporate name of the corporation is “Commerce Union Bancshares, Inc.” (the “Company”).

Section 2. Principal Office; Registered Office and Agent. The address of the principal office of the Company is 701 South Main Street, Springfield, Tennessee 37172. The address of the registered office of the Company is 701 South Main Street, Springfield, Robertson County, Tennessee 37172, and the Company’s registered agent at such registered office is William Ronald DeBerry.

Section 3. Incorporator. The name and address of the incorporator of the Company is Kathryn Reed Edge, 150 3rd Avenue South, Suite 1600, Nashville, Tennessee 37201.

Section 4. Objective and Purpose. The objective and purpose of the Company is to pursue any or all of the lawful objectives and purposes of a corporation chartered under the Corporation Act and registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution of the State of Tennessee and the laws and regulations of the State of Tennessee as they are now in effect, or as they may hereafter be amended, subject to the laws and regulations of the United States that apply to bank holding companies, and subject to all lawful and applicable rules and regulations of the Board of Governors of the Federal Reserve System.

Section 5. For Profit. The Company is for profit.

Section 6. Capital Stock.

(a) The total number of shares of all classes of capital stock which the Company shall have the authority to issue is 40,000,000 million shares, of which 30,000,000 million shares shall be common stock, par value $1.00 per share, and 10,000,000 million shares shall be preferred stock, par value $1.00 per share.

(b) Authority is expressly granted to the Board of Directors of the Company to from time to time provide for and issue, out of the authorized but unissued shares of preferred stock of the Company, one or more series of preferred stock and, with respect to each such series, to fix by resolution the number of shares constituting such series and, within the limitations set forth in Section 48-16-101 of the Corporation Act, the designation and preferences, limitations, and relative rights of such series. All shares of any series of preferred stock shall be identical in all respects, and all series of preferred stock shall rank equally and be identical in all respects, except as otherwise provided in the resolutions providing for any series of preferred stock.

Section 7. Staggered Terms for Directors.

(a) The terms of the directors of the Company shall be staggered by dividing the total number of directors into three classes, designated as Class I, Class II, and Class III, with the number of directors in each class to be as equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders of the Company following the annual meeting of shareholders at which such director was elected; provided that each director initially appointed to Class I shall serve for an initial term expiring on the date of the first annual meeting of shareholders of the Company following the effectiveness of this provision; each director initially appointed to Class II shall serve for an initial term expiring on the date of the second annual meeting of shareholders of the Company following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring on the date of the third annual meeting of shareholders of the Company following the effectiveness of this provision; provided further that the term of each director shall continue until the election and qualification of his or her successor and shall be subject to such director’s earlier death or resignation or removal from office.

(b) Unless two-thirds of the members of the Board of Directors shall approve the amendment (in which case this Section 7 may be amended by the shareholders of the Company by the affirmative vote of a majority of all votes entitled to be cast on the amendment), this Section 7 may not be amended by the shareholders of the Company without the affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment.

Section 8. Limitation of Director Liability.

(a) No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of any fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for a breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 48-18-302 of the Corporation Act with respect to unlawful distributions. Any amendment to this Section 8 by the shareholders of the Company shall be prospective only and shall not adversely affect the limitation of the personal liability of any director of the Company with respect to actions or omissions occurring prior to the effective date of such amendment.

(b) Unless two-thirds of the members of the Board of Directors shall approve the amendment (in which case this Section 8 may be amended by the shareholders of the Company by the affirmative vote of a majority of all votes entitled to be cast on the amendment), this Section 8 may not be amended by the shareholders of the Company without the affirmative vote of at least two-thirds of all votes entitled to be cast on the amendment.

Section 9. Shareholder Removal of Directors. A director of the Company may be removed by the shareholders of the Company only for cause and in accordance with the bylaws of the Company.

Section 10. Special Meetings of Shareholders. Special meetings of the shareholders of the Company may be called by the holder(s) of 20% or more of the issued and outstanding shares of voting stock of the Company in the manner prescribed in the bylaws of the Company.

Section 11. Indemnification and Insurance. The Company shall indemnify and advance expenses to its directors and officers, and may indemnify and advance expenses to all other persons it has the power to indemnify and advance expenses to under the Corporation Act, and may purchase and maintain insurance or furnish similar protection on behalf of its directors, officers, and employees, in each case to the fullest extent authorized by the Corporation Act and applicable federal laws and regulations, including, but not limited to, applicable Federal Deposit Insurance Corporation regulations regarding indemnification payments by a depository institution holding company, as the same may be amended from time to time.

Section 12. Amendment of Charter and Bylaws. This Amended and Restated Charter of the Company may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is expressly required by this Amended and Restated Charter or by the Corporation Act. The bylaws of the Company may be amended by the shareholders of the Company only by the affirmative vote of a majority of all votes entitled to be cast on the amendment, unless a greater vote is required by the Corporation Act. The bylaws of the Company may be amended by the Board of Directors of the Company to the fullest extent permitted by the Corporation Act; provided, however, that any amendment of the bylaws of the Company by the Board of Directors must be approved by the affirmative vote of a majority of the members of the Board of Directors, unless a greater vote is required by the Corporation Act.

Section 13. Savings Clause. Should any provision of this Amended and Restated Charter be held to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions of this Amended and Restated Charter shall remain valid and enforceable to the fullest extent permitted by law.

Dated this 16th day of June, 2014.

COMMERCE UNION BANCSHARES, INC.

By:

William Ronald DeBerry
Chief Executive Officer

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